Exhibit 4.1

MIND Technology, Inc.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock, certain provisions contained in our Amended and Restated Certificate of Incorporation (our “charter”), Amended and Restated Bylaws (our “bylaws”) and certain provisions of the Delaware General Corporation Law (the “DGCL”). The following descriptions do not purport to be complete and are qualified in their entirety by reference to the relevant provisions of our charter, bylaws and the DGCL. You should refer to our charter and bylaws, which are filed as Exhibits 3.1, 3.2 and 3.3, respectively, to this Annual Report on Form 10-K, and the DGCL.

Authorized Capital Stock

MIND Technology, Inc. (“we”, or the “Company”), a Delaware corporation, has authorized capital stock consisting of 40,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote at a meeting of our stockholders. In matters other than the election of directors, stockholder approval requires the affirmative vote of a majority of the voting power of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter, voting as a single class, unless the matter is one upon which, by express provision of law, our charter or our bylaws, a different vote is required. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, election of directors is determined by a plurality of the votes cast.

In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of our preferred stock, amendments to our charter must be approved by the board of directors and thereafter by at least a majority of the voting power of all then-outstanding shares of capital stock entitled to vote thereon, and a majority in voting power of each class entitled to a separate class vote. A separate class vote is provided for amendments to the charter changing the authorized shares of a class of stock (unless the charter provides otherwise), changing the par value of a class of stock, or adversely affecting the rights, powers and preferences of the class of stock.

Our bylaws may be amended by the vote of at least a majority of our board of directors or the holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to vote thereon, voting together as a single class.

Pursuant to our charter, no stockholder has any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by us, unless specifically provided for in our charter or a preferred stock designation. The common stock is not subject to any redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Dividends. We have not paid any cash dividends on our common stock since our inception, and our board of directors does not contemplate the payment of cash dividends on our common stock in the foreseeable future. It is the present policy of our board of directors to retain earnings, if any, for use in developing and expanding our business. In the future, our payment of dividends on our common stock will also depend on the amount of funds available, our financial condition, capital requirements and such other factors as our board of directors may consider.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue shares of preferred stock from time to time in one or more series, the shares of each series to consist of such number and to have such designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed in our charter and in the resolution or resolutions providing for the issue of such series adopted by the board of directors as hereafter prescribed (a “Preferred Stock Designation”).

Subject to any limitations prescribed by law and the rights of any series of preferred stock then outstanding, if any, authority is hereby expressly granted to and vested in the board of directors to authorize the issuance of preferred stock from time to time in one or more series, and with respect to each series of preferred stock, to fix and state by the Preferred Stock Designation the number of shares and the designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions relating to each series of preferred stock, including, but not limited to, the following:

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whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate series either alone or together with the holders of one or more other classes or series of stock;

●	the number of shares to constitute the series and the designation thereof;
●	restrictions on the issuance of shares of the same series or of any other series;
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whether or not the shares of any series shall be redeemable at the option of the Company or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable or issuable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

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whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

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the dividend rate, if any, whether dividends are payable in cash, stock of the Company or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

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the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Company;

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whether or not the shares of any series, at the option of the Company or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes or series of stock, securities or other property of the Company and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange or redemption may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

●	such other powers, preferences, privileges and rights, and qualifications, limitations and restrictions with respect to any series as may to the board of directors seem advisable.

The shares of each series of preferred stock may vary from the shares of any other series thereof in any or all of the foregoing respects.

Stock Options and Warrants

As of April 23, 2025, we had [no] outstanding warrants to purchase shares of our common stock. We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any such offered securities.

As of April 23, 2025, we had [38,377] outstanding options to purchase our common stock, issued under our Amended and Restated Stock Awards Plan. We may in the future issue additional stock options to certain officers and directors and to third-party consultants pursuant to the Amended and Restated Stock Awards Plan or other equity incentive plan adopted by our board of directors.

Certain Provisions of Delaware Law, Our Charter and Our Bylaws

Provisions of our charter, bylaws and the DGCL may tend to delay, defer or prevent a potential unsolicited offer or takeover attempt that is not approved by our board of directors but that our stockholders might consider to be in their best interest, including an attempt that might result in stockholders receiving a premium over the market price for their shares.

Because our board of directors is authorized to issue preferred stock with preferences and rights as it determines, it may afford the holders of any series of preferred stock preferences, rights or voting powers superior to those of the holders of common stock. These provisions:

●	encourage potential acquirers to deal directly with our board of directors;
●	give our board of directors the time and leverage to evaluate the fairness of the proposal to all stockholders;
●	enhance continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors; and
●	discourage certain tactics that may be used in proxy fights.

Our board of directors has adopted an anti-takeover policy which provides that it will not use certain measures with respect to preferred stock for anti-takeover measures without prior stockholder approval.

No Cumulative Voting. Our bylaws provide that holders of shares of our common stock are not entitled to cumulate their votes in the election of directors.

Requirements for Advance Notification of Stockholder Nomination and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors. Our bylaws prescribe specific information that the stockholder’s notice must contain, including, among other things:

(i)	a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder in such business;
(ii)	the name and address of such stockholder, as they appear on our books;
(iii)	the number of shares, number and type of derivative instruments or other interests in the Company that are beneficially owned by such stockholder;
(iv)	any material interest of the stockholder in such business;
(v)

a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting, and

(vi)

a representation as to whether or not such stockholder will deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding stock required to approve or adopt the proposal or, in the case of a nomination or nominations, at least the percentage of the voting power of the Company’s outstanding stock reasonably believed by the stockholder to be sufficient to elect such nominee or nominees.

Generally under our bylaws, to be timely, notice must be received by the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Notwithstanding the specific provisions of our bylaws, stockholders may request inclusion of proposals in our proxy statement pursuant to Rule 14(a)-8 under the Exchange Act or inclusion of nominees in our proxy statement pursuant to other SEC proxy rules.

Removal of Directors. Our charter provides that, subject to the rights of holders of any series of our preferred stock with respect to the election of directors, our stockholders may remove a director, with or without cause, by the affirmative vote of a majority of the voting power of the outstanding shares of our stock entitled to vote generally for the election of directors.

Limitation of Liability and Indemnification Matters

Our charter limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

●	for any breach of their duty of loyalty to us or our stockholders;
●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or
●	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We believe that the limitation of liability provision in our charter and bylaws will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Anti-Takeover Effects of Provisions of our Charter, our Bylaws and Delaware Law

Some provisions of Delaware law, our charter and our bylaws described below contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise, or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved by our board of directors in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

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on or after such time, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Certificate of Incorporation and Bylaws

Provisions of our charter and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our charter and bylaws:

●	permit our board of directors to issue up to 2,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;
●	provide that the authorized number of directors may be changed only by resolution of the board of directors;
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provide that all vacancies, including newly created directorships, may, except as otherwise required by law and subject to the rights of holders of our preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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provide that our bylaws may only be amended by the affirmative vote of the holders of a majority of the voting power of our then-outstanding shares of stock entitled to vote thereon, voting as a single class, or by resolution adopted by a majority of the directors;

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provide that, subject to the rights of the holders of preferred stock, special meetings of the stockholders may only be called by a majority of the board of directors or upon the written request of the holders of 10% of the voting power of our outstanding stock;

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eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and indemnify our directors and officers to the fullest extent permitted by law;

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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and

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do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

Exclusive Forum Provision. Our charter contains a provision stating that unless it consents in writing to the selection of an alternative forum, (i) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder to bring (a) any derivative action or proceeding on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Company, (c) any action asserting a claim against the Company, its current or former directors, officers or employees or agents arising pursuant to any provision of the DGCL, or our charter or bylaws, or (d) any action asserting a claim against the Company, its current or former directors, officers or employees or agents governed by the internal affairs doctrine, except for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or over which the Court of Chancery does not have subject matter jurisdiction, and (ii) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

NASDAQ Listing

Our common stock is listed on the NASDAQ Stock Market under the ticker symbol “MIND.”

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